Exhibit 99.1

PURPLE APPOINTS TODD VOGENSEN AS CHIEF FINANCIAL OFFICER

Vogensen Brings a Successful Track Record Driving Results at Multi-Billion Dollar Retailers

Lehi, Utah, September 21, 2023 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), the world leader in sleep innovation and inventor of GelFlex® Grid Technology, today announced the appointment of Todd Vogensen as its Chief Financial officer, effective October 16, 2023.

Vogensen replaces Bennett Nussbaum who has been serving as interim CFO since August 2021. CEO Rob DeMartini thanked Nussbaum "We are truly grateful for the tireless work Bennett has contributed to Purple over the last two years. He has shown a deep commitment to planning Purple’s future.”

Vogensen will report to Rob DeMartini and oversee all aspects of Purple's financial operations, an integral part of Purple's future growth and long-range plans.

"I am thrilled to welcome Todd Vogensen to our senior leadership team where he will oversee our finance team and drive our path to premium sleep," said DeMartini. "Vogensen is an experienced leader who has deep skill in scaling organizations through thoughtful FP&A and a focus on organizational transformation.”

Vogensen’s successful career spans multiple publicly-traded retail brands including Chico’s, Michaels and Gap. Most recently, Vogensen has led a broad finance team at Party City as Executive Vice President—CFO, where he has played a critical role in evolving the finance organization, the strategic direction of the company and its underlying capital structure.

"I’m delighted to join the team at Purple in their commitment to improving lives by making deep sleep effortless. This is an exciting moment in the company’s history and I look forward to helping Purple take the next step in its growth,” Vogensen said.

Vogensen earned a Bachelor of Science in Accounting from Arizona State University.

About Purple

Purple, the leading premium mattress company with the #1 Gel Grid technology in the world, the GelFlex® Grid, thoughtfully engineers products that make restorative sleep effortless for every kind of sleeper. The result of over 30 years of innovation and in comfort technologies, Purple's GelFlex Grid is the most significant advancement in mattresses in decades and is proven to reduce aches and pains. It instantly adapts as you move, balances temperature, relieves pressure and offers support in all the right places. Purple products, including mattresses, pillows, cushions, frames, sheets, and more, can be found online at Purple.com, in over 57 Purple stores and over 3,000 retailers nationwide. Sleep Better. Live Purple.

Investor Contact:
Brendon Frey, ICR
brendon.frey@icrinc.com
203-682-8200